CONCENTRIC NETWORK CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,

	1998	1999

ASSETS

Current assets:

Cash and cash equivalents	$98,988	$25,891

Short term investments	52,226	80,095

Current portion of restricted cash	19,125	144,060

Accounts receivable, net of allowances of $990 in 1998 and $1,419 in 1999	13,714	29,114

Note receivable	—	16,000

Prepaid expenses and other current assets	3,058	10,049

Total current assets	187,111	305,209

Property and equipment:

Computer and telecommunications equipment	89,668	121,561

Software	5,427	11,653

Furniture and fixtures and leasehold improvements	11,357	18,403

	106,452	151,617

Accumulated depreciation and amortization	42,184	68,723

	64,268	82,894

Restricted cash, net of current portion	17,113	—

Goodwill and other intangible assets	20,364	70,627

Investments	—	27,101

Other assets	9,401	11,963

Total assets	$298,257	$497,794

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Accounts payable	$26,342	$35,750

Accrued compensation and other employee benefits	2,024	3,866

Other current liabilities	4,559	5,655

Current portion of capital lease obligations	6,543	6,438

Deferred revenue	3,104	7,885

Total current liabilities	42,572	59,594

Capital lease obligations, net of current portion	10,434	6,774

Notes payable	146,021	146,642

Other liabilities	—	1,770
Commitments and contingencies

Redeemable exchangeable preferred stock	156,105	179,521

Convertible redeemable preferred stock	—	41,339

Stockholders’ equity (deficit):

Preferred stock, $0.001 par value; issuable in series:
Authorized shares — 10,000 in 1998 and 1999

Issued and outstanding shares — none in 1998 and 1999	—	—

Common stock, $0.001 par value; issuable in classes:
Authorized shares — 100,000 in 1998 and 1999

Issued and outstanding shares — 30,288 in 1998 and 45,427 in 1999	190,076	420,515

	December 31,

	1998	1999

Accumulated deficit	(246,055)	(357,837)

Deferred compensation	(896)	(524)

Total stockholders’ equity (deficit)	(56,875)	62,154

Total liabilities and stockholders’ equity (deficit)	$298,257	$497,794

See accompanying notes.